Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-133927, 333-126734, 333-66000, 333-41458, 333-78417, 333-30375 and 333-29899) of ADTRAN, Inc. of our report dated June 13, 2011 relating to the financial statements and supplemental schedule of the ADTRAN, Inc. 401(k) Retirement Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
June 13, 2011